Exhibit 10.1

COMMERCE EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective January 1, 2005)

I.	Definitions

Except as specifically provided herein, all terms used in this Plan shall have the definitions assigned to them under the Commerce Retirement Plan.

“Commerce PIP” shall mean the Commerce Bancshares, Inc. Participating Investment Plan as in effect on January 1, 2005, and as amended from time to time.

“Commerce Retirement Plan” shall mean the Commerce Bancshares, Inc. Restated Retirement Plan as in effect on January 1, 2005, and as amended from time to time.

“Company Contribution Credits” shall mean the amount credited to a Participant’s Plan Account pursuant to Section B.1 of Part IV of this Plan.

“Determination Date” shall mean the last day of each Plan Year, and such other more frequent dates as the Retirement Committee in its sole discretion shall specify, as of which a Participant’s Plan Account is determined in accordance with Part IV hereof.

“Excess Earnings” shall mean, for a Plan Year, the difference between Plan Earnings for such Plan Year and the dollar limitation prescribed by Code section 401(a)(17) for such Plan Year.

“OBRA Compensation Limit” shall mean the annual limitation on compensation under Code section 401(a)(17), effective for Plan Years beginning after 1993, as adjusted for increases in the cost of living.

“Participant” shall mean an Employee who is a participant in the Commerce Retirement Plan and/or the Commerce PIP, who is an executive of an Employer and who is designated as a Participant in this Plan by the Chief Executive Officer of the Company. The Chief Executive Officer may be designated as a Participant by the Board of Directors or the Compensation Committee of the Board of Directors. Participants are listed on Appendix A.

“Plan” shall mean the restated “Commerce Executive Retirement Plan” set out herein, effective January 1, 2005, and as amended from time to time.

“Plan Account” means the bookkeeping account maintained by the Company to reflect each Participant’s post-2004 benefit under this Plan.

“Plan Earnings” shall mean “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan, but determined without regard to the limitation on compensation pursuant to Code section 401(a)(17), and determined without regard to any election by the Participant to defer all or part of his bonus or other compensation payable in a Plan Year under a nonqualified deferred compensation plan maintained by an Employer.

“TRA Compensation Limit” shall mean the annual limitation on compensation under Code section 401(a)(17), adjusted for increases in the cost of living, as if the Omnibus Budget Reconciliation Act of 1993 had not been enacted. The Retirement Committee shall determine the adjustments for increases in the cost of living for years beginning after 1995 in accordance with the methods used by the Secretary of the Treasury for determining such increases prior to 1994; provided that the adjustment for years beginning after 1995 shall be determined by the Retirement Committee using the Consumer Price Index for the 12-month period ending on October 31 of the preceding Plan Year.

“Total Earnings” shall mean “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan, but determined by applying the TRA Compensation Limit rather than the OBRA Compensation Limit for Plan Years beginning after 1993, and determined without regard to any election by the Participant to defer all or part of his bonus or other compensation payable in a Plan Year beginning after 1994 under a nonqualified deferred compensation plan maintained by an Employer.

II.	Plan Benefits

A.	Total Benefits: A Participant’s benefit under the Plan shall be equal to the sum his “Pre-2005 Benefit” and “Post-2004 Benefit” determined in accordance with Parts III and IV hereof, and shall be paid in the forms and at the times set forth under said Parts.

B.	Vesting; Forfeiture: Except as otherwise provided herein, benefits under the Plan shall be 100% vested and nonforfeitable upon Participant’s completion of five Years of Service.

Notwithstanding the foregoing or any provision of this Plan to the contrary, a Participant, his surviving spouse, and his beneficiaries shall forfeit all rights to any benefits not yet paid under this Plan in the event that the Company’s Board of Directors or the Compensation Committee of the Board of Directors, in their discretion, determine that:

1.	The Participant, without the prior written consent of the Company, is in violation of the terms of any non-compete agreement in effect between the Participant and the Employer; or

2.	The Participant is discharged from an Employer for dishonesty or for violating the Company’s written code of ethics, if any; or

3.	The Participant is found, by his own written admission or by a final court determination, to have committed an illegal act classified as a felony under, applicable law. Payment of benefits otherwise due with respect to the Participant under this Plan shall be suspended during any period while felony charges against the Participant are pending.

C.	Termination of Participation: The Chief Executive Officer of the Company may terminate a Participant’s eligibility to participate in this Plan at any time. The Participant shall be notified in writing of such termination of eligibility and his name shall be removed from Appendix A. A Participant whose eligibility is terminated by the Chief Executive Officer shall accrue no additional benefits under this Plan after the date his eligibility ends, but, except as otherwise provided in Section B of this Part II, such Participant shall retain his rights to all benefits earned under this Plan as of the date his eligibility ends.

III.	Pre-2005 Benefits

A.	Retirement Benefits: If the Participant terminates employment with an Employer on or after his completion of five Years of Service, he shall be entitled to a monthly retirement benefit in the form of an annuity payable for the Participant’s lifetime, commencing as of his actual retirement date or his Normal Retirement Date, whichever is later. The amount of the benefit (the “Pre-2005 Benefit”) shall be equal to 1 minus 2, where:

1.	Is the monthly benefit that would be payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or his Normal Retirement Date under Section 4.0 of the Commerce Retirement Plan, but calculated as follows:

(a)	using the Participant’s Total Earnings, as defined in Part I above, instead of “Earnings” as defined in Section 1.1(k) of the Commerce Retirement Plan; and

(b)	without regard to the last sentence of Section 4.0(a)(i) of the Commerce Retirement Plan or the last sentence of Section 4.0(a)(ii)(A) of the Commerce Retirement Plan.

2.	Is the monthly benefit actually payable to the Participant in the form of a single life annuity commencing at the later of his actual retirement date or Normal Retirement Date under the Commerce Retirement Plan.

If payment of the benefit determined under this Section is made in a form of annuity other than an annuity for the Participant’s lifetime, the monthly benefit payable under this Plan shall be determined using the Actuarial Equivalent factors specified in Section 1.1(b) of the Commerce Retirement Plan. If payment begins prior to the Participant’s Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section 4.3, 4.4, or 4.8(a)(ii), as applicable, of the Commerce Retirement Plan.

B.	Time and Form of Payment Retirement Benefits:

1.	Payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan.

2.	Payment under this Plan shall be made in the same form of payment the Participant is receiving under the Commerce Retirement Plan.

(a)	If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Participant shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same time payment began under the Commerce Retirement Plan, plus the monthly payment due under this Plan on the date payment begins. Thereafter, payments under this Plan shall be made monthly.

(b)	If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.5(a)(ii)(C) of the Commerce Retirement Plan, the retirement benefit under the Plan shall be the Actuarial Value of the retirement benefit under this Plan determined as of the date payment is made under this Plan.

C.	Pre-retirement Death Benefits: If a pre-retirement death benefit is payable under Section 4.7 of the Commerce Retirement Plan with respect to the Participant, a pre-retirement death benefit shall also be payable under this Plan. The pre-retirement death benefit payable under this Plan shall be equal to 1 minus 2, where:

1.	Is the monthly pre-retirement death benefit that would be payable to the Participant’s Beneficiary under Section 4.7 of the Commerce Retirement Plan if the Participant’s monthly retirement benefit had been calculated under Section A.1 of Part II of this Plan as of the date of the Participant’s death or, if earlier, his termination of employment; and

2.	Is the monthly pre-retirement death benefit actually payable to the Participant’s Beneficiary under Section 4.7 of the Commerce Retirement Plan.

If payment of the pre-retirement death benefit determined under this Section prior to the Participant’s Normal Retirement Date, the benefit shall be reduced for early payment as provided under Section 4.3, 4.4, or 4.8(a)(iv), as applicable, of the Commerce Retirement Plan.

If the Participant dies before payment of his retirement benefit begins under this Plan and if no Beneficiary survives him, the pre-retirement death benefit, if any, payable under this Section shall be paid to the Participant’s estate in a single sum cash distribution. Payment shall be made within a reasonable period of time following the Participant’s death. The amount of such distribution shall be equal to 45% of the Actuarial Value of the monthly benefit payable at the Participant’s Normal Retirement Date under this Plan as determined under Section A of Part II.

If the Participant’s Beneficiary survives him but dies before the date payment of the pre-retirement death benefit begins, no pre-retirement death benefit will be payable under this Plan.

D.	Time and Form of Payment of Pre-Retirement Death Benefits:

1.	Payment under this Plan shall begin on the first anniversary of the date payment begins under the Commerce Retirement Plan.

2.	Payment under this Plan shall be made in the same form of payment the Beneficiary is receiving under the Commerce Retirement Plan.

(a)	If payment under this Plan is to be made in the form of a monthly benefit, the benefit under this Plan shall be calculated as if payment had begun at the time payment began under the Commerce Retirement Plan. On the date payment begins under this Plan, the Beneficiary shall receive a single sum cash distribution equal to the sum of the twelve monthly payments that would have been paid under this Plan had payment begun at the same time payment began under the Commerce Retirement Plan, plus the monthly payment due under this Plan on the date payment begins. Thereafter, payments shall be made monthly.

(b)	If payment under this Plan is to be made under the single sum cash distribution option described in Section 4.8(a)(iv) of the Commerce Retirement Plan, the pre-retirement death benefit under this Plan shall be the Actuarial Value of the pre-retirement death benefit under this Plan determined as of the date payment is made under this Plan.

IV.	Post-2004 Benefits

A.	Retirement Benefits: If the Participant terminates employment with an Employer on or after his completion of five Years of Service, he shall be entitled to a retirement benefit equal to the amount credited to his Plan Account as of the most recent Determination Date preceding payment of his benefit (the “Post-2004 Benefit”).

B.	Credits to Plan Accounts: As of each Determination Date, the amount credited to a Participant’s Plan Account shall be the amount credited to his Account as of the immediately preceding Determination Date, plus any Company Contribution Credits for the Participant for the period beginning on the day after the immediately preceding Determination Date and ending on the current Determination Date (the “Determination Period”), minus any amount that is paid to or on behalf of a Participant during the Determination Period, plus or minus any hypothetical investment gains or losses attributable to such Plan Account for the Determination Period.

1.	Company Contribution Credits: As of the last day of each Plan Year beginning on and after January 1, 2005, a Participant’s Plan Account shall be credited with an amount equal to (A x B) + C, where:

A equals the Participant’s Excess Earnings for such Plan Year;

B equals 7%; and

C equals the amount of matching contributions, if any, that were not credited for the Plan Year to the Participant’s account under the Commerce PIP due to the limitations on such contributions imposed by the nondiscrimination test set forth in Code section 401(m).

2.	Hypothetical Earnings Credits: As of each Determination Date, the Retirement Committee shall credit or debit a Participant’s Plan Account to reflect the investment performance of the “measurement funds” used to determine the balance of such Account.

The Retirement Committee, in its sole discretion, shall designate the measurement funds to be used for purposes of crediting hypothetical earnings or losses on the amounts credited to each Participant’s Plan Account. The Retirement Committee may from time to time discontinue, substitute or add a measurement fund, provided that any such action to discontinue or substitute any measurement fund may only take effect following reasonable advance notice of such change to the Participants.

Each Participant shall elect, from among the measurement fund(s) offered under the Plan from time to time and in the manner and at the time(s) designated by and acceptable to the Retirement Committee, the measurement fund(s) to be used for purposes of determining the hypothetical investment returns to be credited or debited to his Account. To the extent and in the manner permitted by the Retirement Committee, a Participant may modify his measurement fund elections with respect to future contribution credits and/or his existing Account balance. Such ability of Participants to modify measurement fund elections may be revoked or amended by the Retirement Committee at any time. Any election that is made in accordance with the foregoing shall be effective as of the Determination Date coinciding with or next following the acceptance of such election by the Retirement Committee or as of such other date approved by the Retirement Committee. If the Company provides a Participant with the authority to change the investment of the Company’s assets, such authority may be revoked at any time.

The performance of each measurement fund (either positive or negative) will be determined by the Retirement Committee, in its sole discretion, based on the investment performance of the selected measurement funds themselves (except as otherwise provided in this Section). A Participant’s Plan Account shall be credited or debited, as the case may be, as of each Determination Date based on the investment performance of each measurement fund, as determined by the Retirement Committee in its sole discretion, as though an amount equal to such Participant’s Plan Account had actually been invested in the applicable measurement fund(s).

Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the measurement funds are to be used for measurement purposes only, and a Participant’s election of any such measurement fund, the determination of credits and debits to his Account based on the measurement funds, the Company’s actual ownership of the measurement funds, and any authority granted by the Company to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Plan Account in any such measurement fund or to constitute a funding of this Plan. The Company is not obligated to actually invest in, or to continue an investment in, any measurement fund or other asset.

C.	Time and Form of Payment of Retirement Benefits: The amount credited to a Participant’s Plan Account shall be paid in a single lump sum at the time prescribed in a policy adopted by the Retirement Committee but in no event later than the first anniversary of the date payments begin under the Commerce Retirement Plan.

D.	Time and Form of Payment of Pre-Retirement Death Benefits: If a Participant dies prior to the full payment of his Plan Account, the balance of such Account shall be paid to his Beneficiary in a single lump sum at the time prescribed in a policy adopted by the Retirement Committee but in no event later than the first anniversary of the date payments begin under the Commerce Retirement Plan.

V.	General Provisions

A.	Unsecured Right: The right of the Participant, his spouse, his Beneficiary, his estate, or any other claimant to receive any amount under this Plan shall be an unsecured claim against the general assets of the Company. No Participant, spouse, Beneficiary, estate, or other claimant shall have any rights in or against any specific assets of the Company. The Participant’s benefits under this Plan may not in any way be encumbered or assigned by the Participant or any other person.

B.	Amendment; Termination: This Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company. However, no

amendment shall divest the Participant of any benefit which has accrued under this Plan at the time of the amendment, or of any rights to which the Participant would have been entitled had the Plan terminated on the date of the amendment. However, no further benefits shall accrue hereunder after the Plan is terminated.

C.	Administration: The Retirement Committee appointed under Section 7.1 of the Commerce Retirement Plan shall administer this Plan. The Retirement Committee shall have the same powers, rights, discretion and authority with respect to this Plan granted to it with respect to the Commerce Retirement Plan under Article VII thereof. In addition, the Retirement Committee shall have the sole and absolute right, power and discretion to construe and interpret the provisions of this Plan, to decide all questions of eligibility to participate in the Plan, to determine the amount, manner and time of payment of any benefits to any Participant or Beneficiary, to determine the right of any person to a benefit, and to resolve all questions arising in the administration, interpretation and application of the Plan, including resolving any ambiguities from such administration, interpretation and application of the plan.

D.	Claims: The claims procedures of Section 10.6 of the Commerce Retirement Plan are incorporated herein by this reference.

E.	Governing Law: Any questions arising under the Plan shall be determined under the laws of the state of Missouri except to the extent preempted by applicable federal law.

F.	No Right to Retention: Nothing in this Plan shall give the Participant right to be retained in the employment of an Employer or affect the right of an Employer to dismiss the Participant.

G.	Acceleration of Payment: Notwithstanding any provision in this Plan to the contrary, the Company, in its sole discretion, shall have the right to accelerate payment of all or any portion of the benefit payable to or on behalf of a Participant under this Plan without a prepayment premium or penalty.

H.	Tax Withholding: The Company shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Company under applicable law with respect to any amount payable under this Plan.